                                                                    EXHIBIT 10.4



                                 LEASE AGREEMENT
                                 by and between


                            CAN (WI) QRS 12-34, INC.,
                             a Wisconsin corporation

                                   as LANDLORD

                                       and

                         SILGAN CONTAINERS CORPORATION,
                             a Delaware corporation,

                                    as TENANT


                         Premises: Menomonie, Wisconsin
                              Oconomowoc, Wisconsin



                           Dated as of: June 13, 1997

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
               Parties..................................................     1
         1.    Demise of Premises.......................................     1
         2.    Certain Definitions......................................     1
         3.    Title and Condition......................................    11
         4.    Use of Leased Premises; Quiet Enjoyment..................    12
         5.    Term ....................................................    13
         6.    Basic Rent...............................................    14
         7.    Additional Rent..........................................    14
         8.    Net Lease; Non-Terminability.............................    16
         9.    Payment of Impositions ..................................    17
         10.   Compliance with Law; Environmental Matters...............    18
         11.   Liens; Recording and Title...............................    20
         12.   Maintenance and Repair...................................    21
         13.   Alterations and Improvements.............................    22
         14.   Permitted Contests.......................................    23
         15.   Indemnification..........................................    24
         16.   Insurance................................................    25
         17.   Casualty and Condemnation................................    29
         18.   Termination Events.......................................    31
         19.   Restoration..............................................    32
         20.   Procedures Upon Purchase.................................    33
         21.   Assignment and Subletting; Prohibition
               against Leasehold Financing..............................    35
         22.   Events of Default........................................    40
         23.   Remedies and Damages Upon Default........................    42
         24.   Notices..................................................    46
         25.   Estoppel Certificate.....................................    47
         26.   Surrender................................................    47
         27.   No Merger of Title.......................................    48
         28.   Books and Records........................................    48
         29.   Determination of Value...................................    51
         30.   Non-Recourse as to Landlord..............................    52
         31.   Financing................................................    53
         32.   Subordination............................................    54
         33.   Tax Treatment; Reporting.................................    54
         34.   Right of First Refusal...................................    54
         35.   Economic Abandonment.....................................    56
         36.   Miscellaneous............................................    57

EXHIBITS
--------

        Exhibit "A"   - Premises
        Exhibit "B"   - Machinery and Equipment
        Exhibit "C"   - Schedule of Permitted Encumbrances
        Exhibit "D"   - Rent Schedule
        Exhibit "E"   - Percentage Allocation of Basic Rent
        Exhibit "F"   - Schedule of Termination Values
        Exhibit "G"   - Post Closing Obligations

         LEASE AGREEMENT, made as of this 13th day of June, 1997, between CAN
(WI) QRS 12-34, INC., a Wisconsin corporation ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and SILGAN CONTAINERS CORPORATION, ("Tenant"), a Delaware corporation with an address at 21800 Oxnard Street, Suite 600, Woodland Hills, CA 91367.

         In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

         1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Menomonie Premises" (comprised of (x) an office and manufacturing building containing approximately 66,596 square feet and (y) a warehouse building containing approximately 120,950 square feet) and "Oconomowoc Premises" (comprised of one building used for office and laboratory space and containing approximately 40,835 square feet) each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and
(c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

         2.       Certain Definitions.

                  "Abandonment Date" shall mean the Abandonment Date as defined in Paragraph 35.

                  "Abandonment Notice" shall mean Abandonment Notice as defined in Paragraph 35.

                  "Abandonment Premises" shall mean either of the Related Premises, as applicable.

                  "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                  "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises and for which Landlord has any legal obligations.

                  "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

                  "Affiliate" shall mean any Person which directly or indirectly controls or is controlled by such Person. "Controls" and "controlled by" each refers to the effective power to direct or cause the direction of the management and policies of the Person in question, which, if not the Tenant or Landlord, as the case may be, shall be through the ownership of shares in Tenant or shares or units in Landlord.

                  "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                  "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                  "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                  "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                  "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                  "Business Days" shall mean any day except Saturday, Sunday and any other holiday that national banks in the State are authorized to close.

                  "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

                  "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

                  "Condemnation" shall mean a Taking.

                  "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                  "Corporate Fiduciary" shall mean Corporate Fiduciary as defined in Paragraph 9(b).

                  "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                  "CPA:12" shall mean Corporate Property Associates 12 Incorporated.

                  "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                  "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                  "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

                  "Deposit Amount" shall mean Deposit Amount as defined in Paragraph 21(a)(iii).

                  "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Leased Premises.

                  "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

                  "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which results in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which results in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which results in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

                  "Equipment" shall mean the Equipment as defined in Paragraph
1.

                  "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).



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                  "Fair Market Value" of either the Leased Premises or any
Related Premises, as the case may be, and the context may require, shall mean the higher of (a) the fair market value of the Leased Premises or any Related Premises, as the case may be, as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises or Related Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease without assuming that the Term has been extended for any extension periods provided for herein except for any extensions for which Landlord has received the notice required under Paragraph 5(b). For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

                  "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

                  "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                  "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

                  "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                  "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                  "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.



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

Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

                  "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                  "Improvements" shall mean the Improvements as defined in Paragraph 1.

                  "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                  "Initial Term" shall mean Initial Term as defined in Paragraph 5(a).

                  "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

                  "Intended Assignment Offer" shall mean Intended Assignment Offer as defined in Paragraph 21.

                  "Land" shall mean the Land as defined in Paragraph 1.

                  "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                  "Lease" shall mean this Lease Agreement.

                  "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                  "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                  "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to

Tenant or to any of the Leased Premises or Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or Related Premises.

                  "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note; provided that any Person who owns or operates a business whose primary operation is the manufacturing of cans and/or lids and/or plastic containers for third party users shall not be a Lender for the purposes of this Lease as long as the foregoing is the primary business of Tenant.

                  "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                  "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

                  "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord and Lender in collecting such award or proceeds.

                  "Non-Preapproved Assignee" shall mean Non-Preapproved Assignee as defined in Paragraph 21(a).

                  "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                  "Offer Amount" shall mean with respect to the Leased Premises or either Related Premises, as the case may be, the greater of (i) Fair Market Value or (ii) the sum of the applicable Termination Value and any Prepayment Premium which Landlord will be required to pay in prepaying or partially prepaying any Loan with the proceeds of the Offer Amount.

                  "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                  "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                  "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                  "Permitted Leasehold Mortgage" shall mean any first lien leasehold mortgage, deed of trust, pledge or similar security device covering all of Tenant's leasehold estate in the Leased Premises.

                  "Permitted Leasehold Mortgagee" shall mean any national banking association, state chartered bank, savings and loan association, insurance company, savings bank, foreign bank authorized to do business in the United States, trust company, real estate investment trust, pension fund or major investment bank, which shall have gross assets in excess of $250,000,000 and which shall be Tenant's senior secured lender.

                  "Person" shall mean an individual, partnership, association, corporation or other entity.

                  "Preapproved Assignee" shall mean Preapproved Assignee as defined in Paragraph 21(a).

                  "Preapproved Assignment" shall mean Preapproved Assignment as defined in Paragraph 21(a).

                  "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage that is made pursuant to Paragraphs 18, 21, 23 or 35 of this Lease or that is a result of an Event of Default by Tenant hereunder, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to prepayment, provided that such payment shall be calculated on a principal amount equal to the lesser of (i) $6,075,000 or (ii) the balance of the Note as of the date of prepayment assuming the principal amount thereof amortizes on the basis of a twenty (20) year amortization schedule where the first payment of principal is made on the first day of the second calendar month following the closing of the initial Loan.

                  "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) eight percent (8%) per annum.

                  "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                  "Rejection" shall mean Rejection as defined in Paragraph
18(c).

                  "Related Premises" shall mean either of the Menomonie Premises and Oconomowoc Premises.

                  "Relevant Amount" shall mean the Termination Amount, the Default Termination Amount or the Offer Amount, as the case may be.

                  "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the date on which Tenant give to Landlord the Intended Assignment Offer, (e) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a Termination Offer under Paragraph 23(a)(iii), or (f) the date immediately prior to the date on which the applicable Abandonment Notice is sent under Paragraph 35.

                  "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18 or Abandonment Premises under Paragraph 35.

                  "Rent" shall mean, collectively, Basic Rent and Additional
Rent.

                  "Retention Date" shall mean the later of the date on which the amount of the Remaining Sum is finally determined or the date on which Landlord's right to the Remaining Sum is finally determined.

                  "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                  "State" shall mean the State of Wisconsin.

                  "Surviving Obligations" shall mean any obligations of Person under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                  "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

                  "Term" shall mean the Term as defined in Paragraph 5.

                  "Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the applicable Termination Value and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                  "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

                  "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                  "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

                  "Termination Value" shall mean the Termination Value described in Exhibit "F" for the applicable Lease Year.

                  "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(g).

         3.       Title and Condition.

                  (a)      The Leased Premises are demised and let subject to
(i) the Mortgage and Assignment presently in effect, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

                  (b) Tenant acknowledges that the Leased Premises are in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION OR (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                  (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) this Lease is a single Lease for multiple properties and shall not be terminable with respect to less than all of the Leased Premises or severable with respect to any one or more Related Premises except as specifically provided herein, (iii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iv) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (v) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (vi) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vii) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

                  (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default (and provided that the same shall be continuing) occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

         4.       Use of Leased Premises; Quiet Enjoyment.

                  (a) Tenant may occupy and use the Menomonie Premises for manufacturing and warehouse purposes and the Oconomowoc Premises for office headquarters, research and development purposes, including laboratory and light manufacturing use, and for no other purpose without Landlord's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

                  (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

         5.       Term.

                  (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (the "Initial Term", as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred eightieth (180th) calendar month next following the date hereof (the "Expiration Date").

                  (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) and tenth (10th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), Tenant shall have the right to extend the Term for an additional period of five (5) years, provided that Tenant shall notify Landlord in writing at least eighteen
(18) months prior to the next Renewal Date that Tenant is extending this Lease as of the next Renewal Date for an additional five (5) years. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified. If requested by Landlord, Tenant shall execute an amendment to the Memorandum of Lease evidencing any extension of the Term.

                  (c) If Tenant does not exercise its option pursuant to Paragraph 5(b) to extend the Term, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times upon reasonable advance notice. In all events

Landlord shall make all reasonable efforts to avoid interference with Tenant's business operations.

         6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of July, 1997, and continuing on the first day of each October, January, April and July thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) business days before or mailed at least ten (10) days before the applicable Basic Rent Payment Date. Tenant shall also have the right to make payments of Basic Rent in Federal Funds. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

         7.       Additional Rent.

                  (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                           (i)        except as otherwise specifically provided
herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings,
(E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant following a default by Tenant, (J) the reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant's failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease;

                           (ii)       after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to four percent (4%) of the amount of such unpaid installment or portion thereof ("Late Charge"), provided, however, that (A) with respect to the first late payment of all or any portion of any installment of Basic Rent in any consecutive twelve
(12) month period, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following written notice from Landlord and (B) if Tenant exercises its remedy under Paragraph 23(a)(iv) hereof, the Late Charge shall not be payable on the accelerated Basic Rent;

                           (iii)      in addition to the amounts payable under
clauses 7(a)(ii) and (iv) a sum equal to any additional sums (including any late charge payable on the portion of Basic Rent equal to installments of principal and interest on the then outstanding Loan, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default, provided, however, that Tenant shall not be required to pay an amount equal to any late fee payable by Landlord to a Lender if, under clause
(ii) above, Tenant pays any past due installment of Basic Rent within any grace period permitted in (and as limited by) clause (ii) above, and, provided further, that Tenant shall receive as a credit against any late charge or default interest payable on the then outstanding Loan equal to the product of
(i) the sum of the Late Charge and the amount paid pursuant to clause 7(a)(iv) and (ii) the ratio of the amount of the Loan and the Acquisition Cost; and

                           (iv)       interest at the rate (the "Default Rate")
of four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                  (b) In no event shall Additional Rent include costs incurred by Landlord or Lender for insurance in excess of the insurance required under Paragraph 16 hereof, costs and expenses incurred by Landlord for property management or administration of this Lease or other costs and expenses of Landlord or Lender related to the conduct of their business generally or matters relating to investor relations, nor shall Tenant be liable for amounts incurred by Landlord if Landlord has exceeded its authority under this Lease in incurring such costs.

                  (c) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) days after Landlord's demand for payment thereof.

                  (d) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

         8.       Net Lease; Non-Terminability.

                  (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

                  (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of Paragraph 4(b) or any other provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                  (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease, provided that Tenant shall not be obligated to pay double installments of Rent. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

                  (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law
(i) to quit, terminate or surrender this Lease or any of the Leased Premises, or
(ii) to any Set-Off of any Monetary Obligations.

         9.       Payment of Impositions.

                  (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents, if any, and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's possessory interest in the Leased Premises, (iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, franchise, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge and such taxes are determinable without regard to any other properties owned by Landlord or Lender), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within thirty (30)

Business Days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within thirty (30) Business Days after Landlord's request therefor.

                  (b) Landlord shall have the right if required by a Lender and, in any event, during the occurrence of an Event of Default to require Tenant to pay to Lender on behalf of Landlord or if not required by the Lender to a fiduciary ("Corporate Fiduciary") selected by Landlord and reasonably acceptable to Tenant an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall reasonably determine the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten
(10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord upon providing to Tenant reasonable proof of such insufficiency.

         10.      Compliance with Laws and Easement Agreements; Environmental
Matters.

                  (a) Tenant shall, at its expense, comply with and conform to, and cause any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

                  (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide in all material respects by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord which shall not be unreasonably withheld or delayed.

                  (c) In connection with any sale or financing of the Leased Premises, or if required by a Lender, or if Landlord or Lender have reasonable cause to believe that an Environmental Violation exists and, in any event, during the final eighteen (18) months of the Term, Tenant shall permit such persons as Landlord may designate (with the approval of Tenant so long as no Event of Default exists, such approval not be unreasonably withheld or delayed) ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation. Landlord shall give Tenant prior notice of any Site Assessment, and any such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be allocated as follows: Tenant shall pay the cost if an Environmental Violation is found to exist or if a Site Assessment or update to the most current Environmental Assessment is required by the Lender that makes the initial Loan as a condition to making such Loan; Landlord and Tenant shall split equally the cost of the Site Assessments conducted during the final eighteen (18) months of the Term except that if any an Environmental Violations exist and the Site Reviewers estimate that the cost to remediate any such Environmental Violations will be in excess of $25,000, Tenant shall pay all of the costs of any Site Assessments in addition to the Phase I Site Assessment that are recommended by the Site Reviewers. The cost of performing all other Site Assessments shall be paid by Landlord.

                  (d) If an Environmental Violation occurs or is found to exist and, in the opinion of the Site Reviewer, the cost of remediation of the same is likely to exceed $150,000, Tenant shall provide to Landlord, within ten
(10) Business Days after Landlord's request therefor, adequate financial assurances as reasonably determined by Landlord that Tenant will effect such remediation in accordance with applicable Environmental Laws.

                  (e) During the last eighteen (18) months of the Term Landlord and Tenant agree that they shall cause to be conducted Site Assessments at the Leased Premises. If an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, Landlord and Tenant shall enter into a License Agreement pursuant to which Landlord shall grant to Tenant and its consultants a license to enter the applicable Related Premises for the purpose of implementing a remediation plan prepared by the Site Reviewers. Such license agreement shall be on such terms and conditions as Landlord shall reasonably require.

                  (f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation if, within thirty (30) days following written notice from Landlord, Tenant fails to take any and all actions as Landlord shall reasonably deem necessary or advisable in order to cure such Environmental Violation. In no event shall Landlord have any obligation to take any action to cure any Environmental Violation.

                  (g) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                  (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are substantially identical to the covenants contained in this Paragraph 10.

                  (i) Tenant shall comply with the requirements set forth in Exhibit "G" within the time periods set forth therein.

                  (j) Notwithstanding anything in this Lease to the contrary, Tenant shall not be liable for any Environmental Violation relating to a Hazardous Condition first arising from an event or condition concerning the presence of Hazardous Substances affecting the Leased Premises to the extent such Hazardous Substances were first introduced to the Leased Premises (i) subsequent to the expiration or termination of the Lease or (ii) following the date upon which Tenant is dispossessed or removed from occupancy by Landlord pursuant to Paragraph 23.

         11.      Liens; Recording.

                  (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances, the Permitted Leasehold Mortgage, and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS

HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                  (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

         12.      Maintenance and Repair.

                  (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the date hereof, ordinary wear and tear excepted, and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and, to the extent permitted by Law, Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                  (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or

(iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

         13.      Alterations and Improvements.

                  (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $375,000 with respect to any Related Premises and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $375,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations, series of related Alterations, Equipment or accessions thereto is in excess of $375,000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, such consent not to be unreasonably withheld or delayed.

                  (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such Replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

         14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any criminal liability. Landlord shall join in and cooperate with Tenant in any such contests.

         15.      Indemnification.

                  (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, unless caused by the gross negligence or willful misconduct of the Indemnitee requesting indemnification, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter (except for a matter between Landlord and Lender that is not a result of an act or failure to act by Tenant as required by the terms of this Lease or in any document between Tenant and Lender or executed by Tenant in favor of Lender or between Landlord and its shareholders) pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment, (iv) any loss or reduction of rental income or proceeds from sale attributable to the existence of an Environmental Violation at the expiration or sooner termination of the Term, or (v) any alleged, threatened in writing or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                  (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) or (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the reasonable cost of such counsel shall be paid by Tenant.

                  (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

         16.      Insurance.

                  (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                           (i)        Insurance against physical loss or damage
to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles of not more than $50,000, except if the Silgan Containers Corporation is the Tenant, the deductible may be up to and including $250,000 per occurrence; provided that Landlord and Lender shall not unreasonably withhold or delay consent to any request for an increase in the amount of such deductible and shall base their response on a review of, among other things, the creditworthiness of Tenant.

                           (ii)       Commercial General Liability Insurance and
Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                           (iii)      Worker's compensation insurance covering
all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                           (iv)       Comprehensive Boiler and Machinery
Insurance on any of the Equipment or any other equipment on or in the Leased Premises in an amount not less than $10,000,000 per accident for damage to property. Such policies shall include at least $10,000,000 per accidence for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $50,000, except if the Silgan Containers Corporation is the Tenant, the deductible may be up to and including $250,000.

                           (v)        Business Income/Extra Expense Insurance to
include loss of rents at limits sufficient to cover 100% of the annual rent payable to Landlord with a period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as additional insured solely with respect to Rent payable to or for the benefit of Landlord under this Lease Agreement.

                           (vi)       During any period in which substantial
Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                           (vii)      Such other insurance on or in connection
with any of the Leased Premises (or such other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles (which shall be considered on, among other things, the creditworthiness of the Tenant), form of mortgagee clause) as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                  (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are licensed to issue insurance in, and approved to write insurance policies by, the State Insurance Department for the states in which the Leased Premises are located. The insurance policies (i) shall be on customary terms and (ii) shall be in amounts reasonably sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

                  (c)      Each insurance policy referred to in clauses (i),
(iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and reasonably acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                  (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance.

                  (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise substantially comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. The original certificate of insurance for each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                  (f) Tenant shall have the replacement cost and insurable value of the Improvements and Equipment determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant's receipt thereof.

                  (g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                  (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies therefor.

                  (i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                  (j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                           (i)        Except for proceeds payable to a Person
other than Landlord, Tenant or Lender, all proceeds of insurance required under clauses (ii), (iii), (iv), (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                           (ii)       Proceeds of insurance required under
clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause
(vi) of Paragraph 16(a) shall be payable by Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

         17.      Casualty and Condemnation.

                  (a) If any Casualty to either of the Related Premises occurs and the cost of restoration is reasonably estimated by Tenant to be in excess of Fifty Thousand Dollars ($50,000), Tenant shall give Landlord and Lender prompt notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld or delayed, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                  (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                  (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to either Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $375,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $375,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

         18.      Termination Events.

                  (a) If (i) all of either Related Premises shall be taken by a Taking or (ii) any substantial portion of either Related Premises shall be taken by a Taking or all or any substantial portion of either Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses
(i) and (ii) shall hereinafter be referred to as a "Termination Event"), then
(x) in the case of (i) above, Tenant shall be obligated, within forty-five (45) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within forty-five (45) days after Tenant receives a Condemnation Notice or forty-five (45) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") of the Tenant's option to terminate this Lease as to the Affected Premises in the form described in Paragraph 18(b).

                  (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

                  (c) If Landlord shall reject such offer to terminate this Lease as to the Affected Premises by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if any Basic Rent or Impositions remain unpaid as of the Termination Date, Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant all past due Basic Rent and Impositions are paid. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord.

                  (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20 and in such event Landlord shall have no further rights in and to the Net Award and shall cooperate with Tenant to cause the Net Award to be delivered to Tenant. This obligation of Landlord shall survive termination of this Lease.

                  (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the percentage of the Basic Rent set forth on Exhibit "F" for the Remaining Premises.

         19.      Restoration.

                  (a) A Corporate Fiduciary (or Lender if required by any Mortgage) shall hold any Net Award in excess of $375,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                           (i)        prior to commencement of restoration, the
architects, contracts, contractors, plans and specifications for the restoration shall have been reasonably and promptly approved by Landlord;

                           (ii)       at the time of any disbursement, no Event
of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged or for which a bond has been established;

                           (iii)      disbursements shall be made from time to
time in an amount not exceeding the cost of the work completed since the last disbursement, but not later than thirty (30) days following receipt of, (A) reasonably satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance and
(E) other evidence of cost and payment so that Landlord and Lender can reasonably verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                           (iv)       each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and to the best of such person's knowledge, complies with the applicable requirements of this Lease;

                           (v)        Landlord may retain ten percent (10%) of
the Restoration Fund until the restoration is fifty percent (50%) completed;

                           (vi)       if the Restoration Fund is held by
Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                           (vii)      such other reasonable and customary
conditions as Landlord or Lender may impose.

                  (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, unless prior to drawing or continuing to draw funds from the Restoration Fund Tenant agrees to pay directly to the contractor such shortfall (and provides to Landlord and Lender evidence of such payment), the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                  (c) If any sum remains in the Restoration Fund after completion of the restoration and payment of all costs therefor and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

         20.      Procedures Upon Purchase.

                  (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises to the extent the same have been created by or resulted from acts or omissions of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                  (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other documents and instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord or Lender , not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

                  (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) if the delay continues for more than six (6) months and such delay is not caused by Landlord and in Landlord's reasonable judgment the Fair Market Value has increased by more than 3%, at Landlord's sole option, Fair Market Value shall be redetermined and the

Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination. Landlord shall not be deemed to have caused completion of such purchase to be delayed if it in good faith disputes the process or methodology for determining Fair Market Value. Landlord and Tenant each agree that following the determination of Fair Market Value it will not delay for more than thirty (30) days the date fixed for any such purchase.

                  (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

         21.      Assignment and Subletting; Prohibition against Leasehold
Financing.

                  (a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender (which notice shall include, if applicable, the financial information required under the following clause (C) in form and substance satisfactory to Landlord and Lender) and provided an Event of Default does not then exist, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease by operation of law or otherwise to any Person ("Preapproved Assignee") (A) that is a wholly-owned subsidiary or an Affiliate of Tenant, or (B) that immediately following such assignment will have a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Services, Inc. ("Moody's") or a rating of "A" or better from Standard & Poor's Corporation ("S&P"), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating ("Comparable Rating") by any rating agency reasonably acceptable to Landlord and Lender or (C) if the transaction that gives rise to the assignment of this Lease is a sale of all or substantially all of the assets of Tenant, that immediately following such assignment and after giving effect thereto (1) will have a publicly traded unsecured senior debt rating of "Baa" or better from Moody's or a rating of "BBB-" from S&P or a Comparable Rating or (2) will have on a proforma basis a Net Worth of not less than the Net Worth of Tenant immediately prior to the assignment and will have a Fixed Charge Coverage Ratio of not less than 1.75 to 1 measured by the proforma trailing four quarters of the Preapproved Assignee after giving effect to the assignment. For the purpose of this Paragraph 21(a)(i) the following terms shall have the following meanings unless otherwise defined herein.

                  "EBIDTAR" for any period shall mean earnings from continuing operations, exclusive or extraordinary items, if any, before interest expense, depreciation, taxes, amortization expense (including amortization of debt issuance costs), rent and less capital expenditures.

                  "Fixed Charge Coverage Ratio" shall mean the ratio of (a) EBIDTAR to (b) Fixed Charges.

                  "Fixed Charges" for any period shall mean the sum of the total interest expense for such period and rent or lease payments for such period, determined in accordance with GAAP.

                  "Net Worth" shall mean, at any date, the net worth of Tenant and the Net Worth of the proposed Preapproved Assignee under Paragraph 21(a)(i)(C)(2) above, in both instances determined in accordance with GAAP.

                           (ii)  If, during the Initial Term, Tenant desires to
assign this Lease to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment"), whether by operation of law or otherwise, then Tenant shall, not less than ninety (90) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the "Review Criteria"): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria applying prudent business judgment.

                           (iii)  If Landlord shall reject a Non-Preapproved
Assignment and Tenant desires to complete the Non-Preapproved Assignment, Tenant shall have the right to make a rejectable offer (the "Intended Assignment Offer") to purchase the Leased Premises for a purchase price equal to the Offer Amount and to consummate the purchase price on the first Basic Rent Payment Date occurring after the determination of Fair Market Value (the "Intended Assignment Purchase Date"). Notwithstanding the foregoing, if the Intended Assignment Offer is accepted by Landlord and the Non-Preapproved Assignment occurs on a date (the "Assignment Date") that is prior to the Intended Assignment Purchase Date, then no later than the Assignment Date, then on the Assignment Date Tenant shall deposit in escrow with a Corporate Fiduciary an amount (the "Deposit Amount") equal to one hundred five percent (105%) of the sum of the Termination Value and any Prepayment Premium. The Deposit Amount shall be held by and invested by the Corporate Fiduciary at the direction of Landlord and the Deposit Amount, together with any interest earned thereon, shall be applied on the Intended Assignment Purchase Date to payment of the Offer Amount with any balance returned to Tenant.

                           (iv)  If Landlord shall reject the Intended
Assignment Offer by notice to Tenant, such notice to contain the written consent of Lender to such rejection, no later than the thirtieth (30th) day following receipt of the Intended Assignment Offer by Landlord, then this Lease shall remain in full force and effect and Landlord and Lender shall be deemed to have consented to the Non-Preapproved Assignment notwithstanding their initial disapproval under Paragraph 21(a)(ii). Nothing provided herein shall constitute a waiver by Landlord of the obligations of Tenant re comply with the requirements of this Paragraph 21(a)(iv) if a subsequent Non-Preapproved Assignment arises. No rejection of the Intended Assignment Offer shall be effective for any purpose unless consented to in writing by Lender.

                           (v)  Unless Landlord shall have rejected the Intended
Assignment Offer (a rejection by Landlord without the concurrence of Lender shall be deemed acceptance) by the foregoing notice to Tenant not later than the thirtieth (30th) day following receipt of the Intended Assignment Offer, Landlord shall be conclusively presumed to have accepted the Intended Assignment Offer. If the Intended Assignment Offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount (less the Deposit Amount and interest thereon paid to Landlord) on the Intended Assignment Purchase Date and, provided that no rent or any other charge is due and unpaid under this Lease as of the Intended Assignment Purchase Date and Tenant is otherwise in compliance with the terms of this Lease, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20 of this Lease.

                           (vi)  During any Renewal Term, Landlord and Lender
shall not unreasonably withhold their consent to any request for a Non-Preapproved Assignment.

                  (b) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of twenty-five percent (25%) of the gross space in the Improvements in each Related Premises with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"); provided, however, that as long as the Agreement - New Lease undated with Land O'Lakes, Inc. ("LOL") which is hereby approved by Landlord is in full force and effect Tenant shall not have the right to sublease space in the Menomonie Premises to any other Person and shall not increase the space leased to LOL without the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. Other than pursuant to a

Preapproved Sublet, subleases for more than twenty-five percent (25%) of the gross space in the Leased Premises shall not be permitted without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their reasonable review of the Review Criteria applying prudent business judgment.

                  (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                  (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                  (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, during the continuation of an Event of Default that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

                  (f) (i) Tenant shall have the right to grant a first lien Permitted Leasehold Mortgage on, or to pledge its leasehold interest in, the Leased Premises to a Permitted Leasehold Mortgagee, but shall not have the power to otherwise mortgage, pledge or otherwise encumber its interest under this

Lease or any sublease of the Leased Premises, and any other such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect. Any entity that becomes a successor tenant under this Paragraph 21(f) shall be required to comply with all of the terms of this Lease.

                           (ii)  At no cost to Landlord, Landlord shall
reasonably cooperate with Tenant and such Permitted Leasehold Mortgagee in connection with the granting and perfecting of any such Permitted Leasehold Mortgage.

                           (iii)  Landlord hereby agrees that upon the request
of Tenant, Landlord will enter into an agreement with a Permitted Leasehold Mortgagee which agreement shall be in form and substance reasonably satisfactory to Landlord and which shall provide, among other things, (A) that upon a default on the part of Tenant pursuant to the terms and conditions of this Lease, Landlord shall give notice of such default by Tenant in the manner provided in Paragraph 24 to any Permitted Leasehold Mortgagee whose name and address has been provided to Landlord, (B) that Permitted Leasehold Mortgagee shall have an opportunity to cure any such default, which, in the case of a Monetary Obligation, shall be a period of five (5) days longer than the time period provided to Tenant, and (ii) in the case of all other defaults which are reasonably capable of cure, ten (10) days longer than the cure period afforded to Tenant pursuant to this Lease, and (C) that Landlord shall not enter into any modification or amendment to this Lease without the written consent of the Permitted Leasehold Mortgagee, which shall not be unreasonably withheld or delayed.

                           (iv)  Subject to the terms and conditions of this
Paragraph 21, Landlord shall recognize any designee of Permitted Leasehold Mortgagee or purchaser at a foreclosure sale, whether such sale is public or private, so long as such designee or purchaser qualifies as a Preapproved Assignee or a Non-Preapproved Assignee that has been approved by Landlord and Lender in accordance with the terms of Paragraph 21(a)(i) and (a)(ii) prior to any foreclosure sale. In all other instances an Event of Default shall exist upon consummation of such foreclosure unless the Permitted Leasehold Mortgagee or said designee or purchaser makes the Intended Assignment Offer and otherwise complies with the provisions of Paragraph 21(a)(iii), (iv) and (v).

                           (v)  Notwithstanding anything herein to the contrary,
in no event shall any Permitted Leasehold Mortgagee have any liability to Landlord pursuant to this Lease by reason of any Permitted Leasehold Mortgage unless and until said Permitted Leasehold Mortgagee becomes the Tenant hereunder.

                  (g) Subject to Tenant's rights under Paragraph 34, Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party

Purchaser"), provided, that so long as no Event of Default exists either at the time Landlord enters into an Agreement of Sale for the purchase of the Leased Premises or on the date of conveyance to a Third Party Purchaser, Landlord shall not sell the Leased Premises to any Person whose primary business is the manufacturing of cans and/or lids and/or metal or plastic containers and/or lids for third party users as long as the foregoing is the primary business of Tenant. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and such Third Party Purchaser assumes in writing the obligations of Landlord under this Lease whenever said obligations occurred. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

         22.      Events of Default.

                  (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                           (i)        a failure by Tenant to make any payment of
any Monetary Obligation, regardless of the reason for such failure;

                           (ii)       a failure by Tenant duly to perform and
observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                           (iii)      any representation or warranty made by
Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect, including the breach of a representation that contains a "knowledge" limitation;

                           (iv)       a default beyond any applicable cure
period or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having a principal balance of $20,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity and the acceleration of such obligation would have a material adverse effect on the ability of Tenant to perform its obligations under this Lease;

                           (v)        a final, non-appealable judgment or
judgments for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days and the payment of such judgment or judgments would have a material adverse effect on the ability of Tenant to perform its obligations under this Lease;

                           (vi)       Tenant shall (A) voluntarily be
adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, or (D) make a general assignment for the benefit of creditors;

                           (vii)      a court shall enter an order, judgment or
decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                           (viii)     either of the Related Premises shall have
been vacated during the Initial Term except as permitted under, and subject to the terms and conditions of Paragraph 35, or either of the Related Premises shall have been abandoned;

                           (ix)       Tenant shall be liquidated or dissolved or
shall begin proceedings towards its liquidation or dissolution;

                           (x)        the estate or interest of Tenant in any of
the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

                           (xi)       a failure by Tenant to perform or observe
beyond any applicable notice and grace period, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                           (xii)      a failure by Tenant to maintain in effect
any license or permit necessary for the use, occupancy or operation of any of the Related Premises; or

                           (xiii)     Tenant shall sell or transfer all or
substantially all of its assets unless this Lease shall be sold or assigned in connection with such sale and such purchaser shall be either a Preapproved Assignee or a Non-Preapproved Assignee that has been approved by Landlord and Lender unless, in the latter case, Tenant has paid the Deposit Amount in accordance with Paragraph 21(a)(iii).

                  (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xiii) of Paragraph 22(a); (B) an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation, including Basic Rent, under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any consecutive twelve (12) month period for any category of Monetary Obligation. If the default consists of a default under clauses (ii), (iii) or (xii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed one hundred ten (110) days (provided, however, that no extension shall be permitted of the default is the failure to provide any insurance required by Paragraph 16(a)), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23.      Remedies and Damages Upon Default.

                  (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                           (i)        Landlord may give Tenant notice of
Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (ii)       Landlord may give Tenant notice of
Landlord's intention to terminate Tenant's occupancy of the Leased Premises and to reenter and take possession of the Leased Premises or any part thereof (which termination of occupancy and reentry shall not operate to terminate this Lease unless Landlord expressly so elects in writing) and of any and all fixtures which are located on the Leased Premises and owned by Landlord. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iv) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                           (iii)      After repossession of any of the Leased
Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its reasonable discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                           (iv)       Landlord may, upon notice to Tenant,
require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the Fair Market Value of the Leased Premises or (B) the sum of the Termination Value for the Leased Premises and any Prepayment Premium which Landlord will be required to pay in prepaying the Loan with proceeds of the Default Termination Amount or
(C) an amount equal
to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the then Term would expire. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within ten (10) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                           (v)        Landlord may declare by notice to Tenant
the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

                  (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(iii):

                           (i)        If Landlord exercises its remedy under
Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(iii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over

(B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's reasonable Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting, provided, however, that such Costs shall be allocated if a reletting extends beyond the stated expiration of the Term.

                           (ii)       If Landlord exercises its remedy under
Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(iii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages on the date on which the same are due and payable under the terms of this Lease all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(iii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                  (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                  (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                  (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                  (f) TO THE EXTENT PERMITTED BY LAW, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY REMEDY OR PROCEEDING HEREUNDER.

                  (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                  (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                  (i) to the extent permitted by Law, Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                  (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or three (3) Business Days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided above, and any notice received by counsel for any party shall be adequate notice for purposes of this Lease.

         25. Estoppel Certificate. At any time upon not less than ten (10) Business Days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, except for ordinary wear and tear and, if a Rejection is received by Tenant under Paragraph 18, Casualty and Condemnation. Upon such surrender, Tenant shall
(a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed within ten (10) days following such expiration shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28.      Books and Records.

                  (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with GAAP and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit the headquarters of Silgan Holdings, Inc. ("Holdings") to discuss the finances and business with the officers of Tenant or Holdings, at such reasonable times as may be requested by Landlord.

                  (b) Prior to any assignment of Tenant's interest in this Lease to any Person who is not an Affiliate of Silgan Containers Corporation or an Affiliate of Holdings (unless such Affiliate prepares the financial statements described in the following Paragraph 28(c)), Tenant shall deliver to Landlord and to Lender within one hundred twenty (120) days of the close of each fiscal year, annual unaudited financial statements of Tenant and all other quarterly financial reports that Tenant prepares or causes to be prepared for Persons unaffiliated with Tenant or Holdings. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied, except that all such unaudited statements shall be subject to normal year end adjustments and footnotes shall not be required. All annual financial statements shall be accompanied (i) by the certification of the Chief Financial Officer or other responsible financial officer of Tenant, dated within five (5) days of the delivery of such statement, stating that (A) such statements are true, correct and complete, (B) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (C) except as otherwise specified in such affidavit, to the best of the affiant's knowledge that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit. Tenant shall also deliver to Landlord annual audited and quarterly unaudited financial statements of Holdings as soon as reasonably available following the close of each fiscal year and fiscal quarter of Holdings.

                  (c) Following any assignment of Tenant's interest in this Lease to any Person who is not an Affiliate of Silgan Containers Corporation or an Affiliate of Holdings unless in either case such Affiliate prepares the statements described in this Paragraph 28(c), such assignee, as Tenant, shall deliver to Landlord and to Lender within one hundred twenty (120) days of the end of each fiscal year, annual audited financial statements of such Tenant prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord within sixty (60) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of such Tenant, certified by such Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities and Exchange Act of 1934, as amended, or any other Law. All financial statements of such Tenant shall be prepared in accordance with GAAP accompanied (i) by an opinion of said accountants stating that there are no qualifications as to the scope of the audit and the audit was performed in accordance with GAAP and (ii) by the affidavit of the chief financial officer of such Tenant, dated within five (5) days of the delivery of such statement, stating that the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing, specifying the nature and period of existence thereof and what action such Tenant has taken or proposes to take with respect thereto and except as otherwise specified in such affidavit, to the best of affiant's knowledge that such Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                  (d) Landlord, Lender and their respective agents, accountants and attorneys, shall consider and treat on a strictly confidential basis any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them and which are conspicuously stamped "CONFIDENTIAL". Neither Landlord, Lender, nor their respective agents, accountants and attorneys, shall disclose any information contained in such financial statements to any other Persons without the prior written consent of the President. Notwithstanding anything to the contrary, each of Landlord and Lender agree to reveal such financial statements or any part thereof only to its agents, accountants, attorneys and employees who need to know and have access to such financial statements for purposes of this Lease and the related documents only.

The restrictions contained in this Paragraph 28(d) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:

                           (i)        Upon the order of any court or
administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise, provided that the Landlord or Lender, as the case may be, shall have provided Tenant with notice of any such order so that Tenant may seek a protective order or other appropriate remedy (for which Landlord and/or Lender agree to cooperate in all reasonable respects with the Tenant in seeking a protective order or other appropriate remedy);

                           (ii)       Upon the request, demand or requirement of
any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law), provided that the Landlord or Lender, as the case may be, shall have provided Tenant with notice of any such request, demand or requirement so that Tenant may seek a protective order, confidential treatment of such information or other appropriate remedy (for which Landlord and/or Lender agree to cooperate in all reasonable respects with the Tenant in seeking a protective order, confidential treatment of such information or other appropriate remedy);

                           (iii)      That has been publicly disclosed other
than by breach of this Paragraph 28(d) by Lender or Landlord or by any other Person who has been provided such information by Landlord or Lender; and

                           (iv)       While an Event of Default exists, in
connection with the exercise of and only to the extent necessary to exercise any right or remedy under this Lease or any other related document.

Landlord, Lender and Tenant agree that money damages may not be sufficient remedy for any breach of this Paragraph (d) by it or any other Person (including agents, attorneys, accountants and employees of Landlord and/or Lender) to whom it discloses any of such information and that, in addition to all other remedies (including monetary damages) which may be available, Tenant shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

         29.      Determination of Value.

                  (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                           (i)        Landlord and Tenant shall endeavor to
agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to purchase the Leased Premises pursuant to Paragraph 23(a)(iii), (D) Tenant provides to Landlord an Intended Assignment Offer or (E) Tenant provides to Landlord an Abandonment Notice. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                           (ii)       If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within forty (40) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within ten (10) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive.

                           (iii)      If such two appraisers shall be unable to
agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                           (iv)       If such two appraisers shall be unable to
agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                           (v)        If a third appraiser is selected, Fair
Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                           (vi)       All appraisers selected or appointed
pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value set forth in Paragraph 2 of this Lease, and (D) be registered in the State if the State provides for or requires such registration.

                           (vii)      If the determination of Fair Market Value
is required under Paragraph 23(a)(iii), the Cost of the procedure described in this Paragraph 29(a) above shall be borne entirely by Tenant; in all other instances the Cost shall be split equally between Landlord and Tenant.

                  (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or either Related Premises, as applicable, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                  (c)      In determining Fair Market Value as defined in clause
(b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term. The appraisers shall further assume that no default then exists under the Lease and that Tenant has complied (and will comply) with all provisions of the Lease.

         30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and the income therefrom and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W.P. Carey & Co., Inc., W.P. Carey Incorporated and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

         31.      Financing.

                  (a) Tenant agrees to pay concurrent with the funding of the initial Loan, the sum of (i) the Cost of any environmental reports required by the initial Lender and (ii) all other out-of-pocket Costs up to a maximum of $175,000 incurred by Landlord in connection with the initial financing of the Leased Premises, including, without limitation, the cost of appraisals, title insurance, surveys, Landlord's and Lender's legal fees and expenses and Lender's commitment fees.

                  (b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease, provided, however, that Tenant shall have no obligation to modify this Lease. However, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including an environmental indemnity agreement and a subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect in Tenant's reasonable judgment any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations in Tenant's reasonable judgment under this Lease. Except as provided in Paragraph 31(a) above, Landlord shall pay the reasonable costs and expenses of Tenant in connection with any document, instrument or agreement that any Lender shall require, and Tenant shall have no liability for costs incurred in connection with any refinancing of the initial Loan or any future Loan.

         32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument to a Lender hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists and is continuing. Any such subordination, nondisturbance and attornment agreement shall be in form reasonably satisfactory to Tenant and, in any event, may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

         33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         34.      Right of First Refusal.

                  (a) Except as otherwise provided in clause (f) of this Paragraph 34, and provided an Event of Default does not then exist, if Landlord shall enter into a contract for the sale (the "Sale Contract") of the Leased Premises with a Third Party Purchaser, which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 34, Landlord shall give written notice to Tenant of the Sale Contract, together with a copy of the executed Sale Contract and the name and business address of the Third Party Purchaser.

                  (b) For a period of fifteen (15) Business Days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said fifteen (15) Business Day period, to elect to purchase the Leased Premises at the purchase price and upon all the terms and conditions set forth in such Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Leased Premises, availability of financing, sale of other property, state of the title to or encumbrances on the Leased Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, the Third Party Purchaser's ability to take certain action or any other factor beyond the control of Landlord, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 34, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.

                  (c) If at the expiration of the aforesaid fifteen (15) Business Day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such contract.

                  (d) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 34 shall be the earlier to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of a Sale Contract or (ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable contract.

                  (e) Tenant shall have the right during the Term to exercise the foregoing right of first refusal upon (i) each proposed sale of the Leased Premises prior to the seventh (7th) anniversary of the date of this Lease and (ii) commencing with the seventh (7th) anniversary of the date of this Lease one (1) time during the balance of the Term; provided, that if, following compliance with the procedure described in Paragraph 34(a), a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph 34, after the seventh (7th) anniversary of the date of this Lease and the sale to the Third Party Purchaser is consummated or if this Lease terminates or the Term expires, such right shall terminate and be null and void and of no further force and effect. In such event Tenant shall execute a quitclaim deed and such other documents as Landlord shall reasonably request evidencing the termination of its right of first refusal.

                  (f) The provisions of this Paragraph 34 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which

Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any Affiliate or subsidiary of Landlord or CPA:10, or to any fund sponsored by W.P. Carey & Co., Inc., W.P. Carey Incorporated or any of their Affiliates, (vi) any Person to whom Landlord sells all or substantially all of its assets, or (vii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (i) through (iv).

         35.      Economic Abandonment.

                  (a) Provided that an Event of Default does not exist, Tenant shall have the right at any time after the expiration of the fifth (5th) Lease Year to terminate this Lease with respect to any Related Premises (any such Related Premises, an "Abandonment Premises") that shall have become uneconomic for Tenant's continued use and occupancy in its business operations as determined by Tenant. In the event Tenant elects to exercise such right, Tenant shall give notice (the "Abandonment Notice") to Landlord (with a copy to Lender) of its intention so to terminate this Lease as to the Abandonment Premises, no later than twelve (12) months prior to the date (the "Abandonment Date") of such intended termination, which notice shall specify the Abandonment Date and shall contain (a) an irrevocable offer of Tenant to terminate this Lease as to the Abandonment Premises on the Abandonment Date for the Offer Amount and (b) a certificate of Tenant (i) stating that the Abandonment Premises are no longer economic for Tenant's continued use and occupancy in its business operations, (ii) specifying in reasonable detail the reasons therefor and (iii) certifying that Tenant then intends to abandon its operations at the Abandonment Premises, which certificate shall be conclusively binding upon Landlord and Tenant, and (c) a resolution of the Board of Directors of Tenant authorizing such notice.

                  (b) Promptly upon the delivery of such notice from Tenant to Landlord, Landlord and Tenant shall commence to determine such Fair Market Value in accordance with the procedure specified in Paragraph 29.

                  (c) Landlord shall accept or reject such offer by notice to Tenant given not later than thirty (30) days following the determination of Fair Market Value. If Landlord shall reject such offer, which rejection shall not be valid unless accompanied by the written consent of Lender thereto, then upon (i) payment of all Rent and any other sums due and unpaid hereunder as of the Abandonment Date and (ii) compliance by Tenant with all other obligations and liabilities under this Lease which have arisen on or prior to the Abandonment Date, this Lease shall terminate as to the Abandonment Premises on the Abandonment Date and Tenant shall immediately vacate and have no further right, title, interest or liability (except for Surviving Obligations) in or to any of the Abandonment Premises.

                  (d) After the Abandonment Date, whether or not Landlord shall have accepted or rejected Tenant's offer, the terms of this Lease will remain in full force and effect with respect to the remaining Related Premises except that the Basic Rent will be the percentage of the then Basic Rent which is allocated to the remaining Related Premises as set forth on Exhibit "F" attached hereto and made a part hereof.

                  (e) Unless Landlord shall have rejected such offer by the foregoing notice to Tenant not later than the thirtieth (30th) day following the determination of Fair Market Value, Landlord shall be conclusively presumed to have accepted such or if the rejection is not executed by Lender. If such offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount on the Abandonment Date and, provided an Event of Default does not then exist hereunder, at the request of Tenant, Landlord shall convey to Tenant the Abandonment Premises in accordance with the provisions of Paragraph 20.

                  (f) Landlord shall have the right, at Landlord's sole option, to treat any vacating or abandonment of the Abandonment Premises which is prohibited pursuant to Paragraph 22(a)(viii) hereof as constituting an election by Tenant of its rights under this Paragraph 35 and as an irrevocable offer of Tenant to purchase the Abandonment Premises at the price and upon the terms hereinabove more specifically provided.

         36.      Miscellaneous.

                  (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                  (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

                  (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein (including Paragraph 21 hereof), neither Landlord nor Tenant shall unreasonably withhold, delay or condition its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                  (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                  (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                  (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                  (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                  (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

                  (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (j) All exhibits attached hereto are incorporated herein as if fully set forth.

                  (k) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.


                                        LANDLORD:

                                        CAN (WI) QRS 12-34, INC.,
                                        a Wisconsin corporation


                                        By: _________________________________

                                           First Vice President


ATTEST:                                 TENANT:

                                        SILGAN CONTAINERS CORPORATION,
                                        a Delaware corporation


By: ______________________________      By: _________________________________

Title: ___________________________      Title: ______________________________


[Corporate Seal]

                                                                       EXHIBIT A



Oconomowoc Premises:

Parcel Three (3) of Certified Survey Map No. 8005, being a redivision of Parcel Three (3) of Certified Survey Map No. 8004, being a redivision of Parcel Two (2) of Certified Survey Map No. 7410, being a redivision of Parcel Two (2) of Certified Survey Map No. 6786, being a part of the Northeast one-quarter (1/4), Northwest one-quarter (1/4), Southeast one-quarter (1/4) and Southwest one-quarter (1/4) of the Northwest one-quarter (1/4) of Section Fifteen (15), and Parcel Three (3) of Certified Survey Map No. 6554, being a part of the Northwest one-quarter (1/4) and the Southwest one-quarter (1/4) of the Northwest one-quarter (1/4) of Section Fifteen (15), Township Seven (7) North, Range Seventeen (17) East, in the City of Oconomowoc, Waukesha County, State of Wisconsin recorded in the Office of the Register of Deeds for Waukesha County, recorded on May 3, 1996 in Volume 69 of Certified Survey Maps, Pages 196 to 199 inclusive, as Document No. 2121036.

SAID LANDS ARE ALSO DESCRIBED AS:

Parcel Three (3) of CERTIFIED SURVEY MAP NO. 8055, being a redivision of Parcel Three of Certified Survey Map No. 8044, being a redivision of Parcel Two (2) of Certified Survey Map No. 7410, being a redivision of Parcel Two (2) of Certified Survey Map No. 6786, being a part of the Northeast one-quarter (1/4), Northwest one-quarter (1/4), Southeast one-quarter (1/4) and Southwest one-quarter (1/4) of the Northwest one-quarter (1/4) of Section Fifteen (15), and Parcel Three (3) of Certified Survey Map No. 6554, being a part of the Northwest one-quarter (1/4) and the Southwest one-quarter (1/4) of the Northwest one-quarter (1/4) of Section Fifteen (15), in Township Seven (7) North, Range Seventeen (17) East, in the City of Oconomowoc, County of Waukesha, State of Wisconsin, bounded and described as follows: Commencing at the Northwest corner of said Northwest 1/4 Section; thence South 01(degree) 16' 53" West along the West line of said 1/4
Section 1625.06 feet to a point; thence South 89(degree) 06' 49" East 1480.80 feet to a point; thence North 01(degree) 28' 09" East 160.46 feet to a point; thence South 87(degree) 52' 44" East 326.06 feet to the point of beginning of the lands to be described; thence continuing South 87(degree) 52' 44" East
411.00 feet to the Westerly line of Corporate Center Drive; thence South 02(degree) 07' 15" West along said Westerly line 211.95 feet to a point; thence Southerly 308.78 feet along said Westerly line and the arc of a curve whose center lies to the Northwest, whose radius is 338.00 feet and whose chord bears South 28(degree) 17' 30.5" West 298.15 feet to a point; thence South 54(degree) 27' 46" West along said Westerly line 103.48 feet to a point; thence Westerly
207.28 feet along said Westerly line and the arc of a curve whose center lies to the Northwest, whose radius is 393.42 feet and whose chord bears South 69(degree) 33' 22" West 204.89 feet to a point; thence North 01(degree) 20' 55" East 621.43 feet to the point of beginning.

                                                                       EXHIBIT A



Known as 1190 Corporate Center Drive.

Tax Key No. Part of ococ 634-999-036

Menomonie Premises:


PARCEL A

Lot Twenty-four (24) of Certified Survey Map No. 670, as recorded in Volume 3 of Survey Maps, Page 64; Being a part of Lot Twenty-one (21) of Certified Survey Map No. 511; Being a part of the Southwest Quarter (SW-1/4) of the Northwest Quarter (NW-1/4) and the Northwest Quarter (NW-1/4) of the Northwest Quarter (NW-1/4) of Section Twenty (20), Township Twenty-eight (28) North, Range Twelve
(12) West, CITY OF MENOMONIE, Dunn County, Wisconsin.

ADDRESS OF PROPERTY:                1416 Indianhead Drive NE
                                    Menomonie, WI  54751

TAX PARCEL NO.                      251-1005-10 aka M1220-0221-A


PARCEL B

Lot Thirteen (13) of Certified Survey Map No. 510, as recorded in Volume 2 of Survey Maps, Page 240; Being a part of the West One-half (W-1/2) of the Northwest Quarter (NW-1/4) of Section Twenty (20), Township Twenty-eight (28) North, Range Twelve (12) West, CITY OF MENOMONIE, Dunn County, Wisconsin;

EXCEPT the South 40 feet thereof which was formerly the North One-half (N-1/2) of the vacated Public Street previously abutting this Lot.

ALSO

Lot Twenty-five (25) of Certified Survey Map No. 670, as recorded in Volume 3 of Survey Maps, Page 64; Being a part of Lot Twenty-one (21) of Certified Survey Map No. 511; Being a part of the West One-half (W-1/2)of the Northwest Quarter (NW-1/4) of Section Twenty (20), Township Twenty-eight (28) North, Range Twelve
(12) West, CITY OF MENOMONIE, Dunn County, Wisconsin.

ADDRESS OF PROPERTY:                1416 Indianhead Drive NE
                                    Menomonie, WI  54751

TAX PARCEL NOS.                     251-1005-06 aka M1220-0213
                                    251-1005-10-005 aka M1220-0221-C

PARCEL C

Lots Seven (7) and Eight (8) of Certified Survey Map No. 512, as recorded in Volume 2 of Survey Maps, Page 242; Being a part of the Southwest Quarter (SW-1/4) of the Northwest Quarter (NW-1/4) of Section Twenty (20), Township Twenty-eight (28) North, Range Twelve (12) West, CITY OF MENOMONIE, Dunn County, Wisconsin.

ADDRESS OF PROPERTY:                1409 Indianhead Drive NE
                                    Menomonie, WI  54751

TAX PARCEL NO.                      251-1005-02 aka M1220-0207

                                                                       EXHIBIT B



                             MACHINERY AND EQUIPMENT


                  All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease.

                  Excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment of Tenant which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises, including specifically without limitation the following:

         Oconomowoc Premises:

         1.       Boiler for Process Area
         2.       61 tracked shelving units located in Temperature
                  Storage Rooms
         3.       One 40 degree temperature storage unit
         4.       One 120 degree temperature storage unit
         5. All laboratory cabinetry and fixtures including exhaust hoods
         6.       One air compressor with dryer

         Menomonie Premises:

         1.       Propane storage tanks (fuel for lift trucks)
         2. Compressors, Dryers, Storage tanks and Controls for compressed air system.
         3.       Phone system.
         4.       Racks and shelves for spare parts and tools storage.

                                                                       EXHIBIT C



                             PERMITTED ENCUMBRANCES


Oconomowoc Premises:

                  1. General and real estate taxes for the year 1997, not yet due and payable.

                  2. Reservation for utility easement as shown on the recorded plat of Certified Survey Map No. 8005. Said easement was also shown on the recorded Certified Survey Map Nos. 7410, 6786, 6657 and 6555 which said premises were formerly a part, and as shown on the ALTA/ACSM Land Title Survey prepared by Donald C. Chaput dated April 11, 1997 and being Survey No. 157102.

                  3. Reservation for drainage easement as shown on the recorded plat of Certified Survey Map No. 8005. Said easement was also shown on the recorded Certified Survey Map Nos. 7410, 6786, 6657 and 6555 which said premises were formerly a part, and as shown on the ALTA/ACSM Land Title Survey prepared by Donald C. Chaput dated April 11, 1997 and being Survey No. 157102.

                  4. Utility easement recorded on July 29, 1950 in Volume 524 of Deeds, Page 313, as Document No. 340756.

                  5. Restrictions, conditions, covenants, provisions, easement, obligations, repurchase rights and assessments contained in a Declaration of Protective Covenants for Oconomowoc Corporate Center recorded on November 29, 1990 in Reel 1257, Image 977, as Document No. 1624247.

                  6. Tax Incremental District Development Agreement recorded on November 29, 1990 in Reel 1257, Image 879, as Document No. 1624246.

                  7. Rights of parties in possession.


Menomonie Premises:

                  1. All assessments and taxes due in 1998 and thereafter, not yet due and payable.

                  2. Taxes due in 1997 for the year 1996 are postponed; balance due July 31, 1997.

                                                                       EXHIBIT C



                  3. The lien of special taxes or assessments, if any, due in 1998 and thereafter, not yet due and payable.

                  4. Easement to construct, operate and maintain lines for the transmission of electrical energy as granted to Northern States Power Company, dated May 16, 1974 and recorded March 8, 1979, in Vol. 284 Records, Page 230, as Document #327564.

                  5. Avigation Easement as shown on Map of Survey recorded August 16, 1993, in Vol. 514 Records, Page 216, as Document #404895, and as shown on Map of Survey by Cedar Corp. dated April 17, 1997, last revised May 5, 1997.

                  6. Avigation Easement as shown on Map of Survey recorded August 16, 1993, in Vol. 514 Records, Page 218, as Document #404896, and as shown on Map of Survey by Cedar Corp. dated April 17, 1997, last revised May 5, 1997.

                  7. Building setback lines as shown on Map of Survey by Cedar Corp. dated April 17, 1997, last revised May 5, 1997.

                  8. Rights of parties in possession.

                                                                       EXHIBIT D



                               BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $893,200 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $223,300 each.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the five (5) year period immediately preceding such adjustment.

         3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the fifth (5th) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the fifth (5th) anniversary of the First Full Basic Rent Payment Date and thereafter on the tenth (10th) and, if the initial Term is extended, on the fifteenth (15th), twentieth (20th), twenty-fifth (25th) and thirtieth (30th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent five (5) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

         4.       Method of Adjustment for CPI Adjustment.

                  (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (A) the product of such multiplication or (B) the product of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date multiplied by 21.66% shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring five (5) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing five (5) year period.

                  (b) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) Business Day preceding each Basic Rent Adjustment Date.

                  (c) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                                                                       EXHIBIT E



                       PERCENTAGE ALLOCATION OF BASIC RENT


         Menomonie Premises                                    48%

         Oconomowoc Premises                                   52%

                                                              100%
                                                              ----






















If either of the Related Premises ceases to be subject to this Lease, the percentage shown on this Exhibit "F" for the remaining Related Premises which remains subject to this Lease shall be 100%.

                                                                       EXHIBIT F



                               TERMINATION VALUES


                Lease Year                           Termination Value
                    1                                   $8,523,000
                    2                                   $8,523,000
                    3                                   $8,523,000
                    4                                   $8,523,000
                    5                                   $8,523,000
                    6                                   $8,405,000
                    7                                   $8,365,500
                    8                                   $8,340,250
                    9                                   $8,310,500
                   10                                   $8,288,000
                   11                                   $8,255,500
                   12                                   $8,233,000
                   13                                   $8,228,000
                   14                                   $8,173,000
                   15 and thereafter                    $8,140,000







The Termination Value allocable to the Menomonie Premises shall be 48% of the applicable Termination Value specified above, and the Termination Value allocable to the Oconomowoc Premises shall be 52% of the applicable Termination Value specified above.

                                                                       EXHIBIT G



                            POST-CLOSING OBLIGATIONS


Oconomowoc Premises.

         No later than September 1, 1997 Tenant shall cause a sealant material to be placed in the gap between the floor and the walls in the hazardous materials storage room to reduce the likelihood of any release to soil or groundwater as recommended by Park Corporation in the Phase I Reports dated April 17, 1997 ("Park Recommendation").


Menomonie Premises.

         No later than September 1, 1997 Tenant shall implement the Park Recommendation for secondary containment around hazardous materials storage areas.